SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT N0. 5)1

Pacific Ethanol Inc.
(Name of Issuer)

Common Shares, $0.01 par value
(Title of Class of Securities)

69423U305
(CUSIP Number)

February 14, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     |x| Rule 13d-1(b)
     |_| Rule 13d-1(c)
     |  |Rule 13d-1(d)


CUSIP No. 69423U305

Page 2 of 5 Pages

Name Of Reporting Persons    Hightower Advisors, LLC

S.S. or I.R.S. Identification No. of Above Persons    36-4500709

 2
Check The Appropriate Box If A Member Of A
    Group (See Instructions)
(a)  |_|

(b)  |_|

 3
SEC Use Only

 4
Citizenship Or Place Of Organization

United States

5
Sole Voting Power
Number of Shares

4,073,641

 6
Shared Voting Power
0

7
Sole Dispositive Power

4,073,641

8
Shared Dispositive Power

0

9
Aggregate Amount Beneficially Owned By Each Reporting Person

4,073,641

10
Check If The Aggregate Amount In Row (9) Excludes Certain Shares

 11
Percent Of Class Represented By Amount In Row 9

8.17%

12
Type Of Reporting Person (See Instructions)

IA

 CUSIP No. 69423U305
13G
Page 3 of 5 Pages


Item 1
(a).
Name of Issuer:

Pacific Ethanol Inc

Item 1
(b).
Address of Issuer's Principal Executive Offices:

400 Capitol Mall
Suite 2060
Sacramento, CA 95814

Item 2(a).
Name of Person Filing:

Paul Wascher

Item 2(b).
Address of Principal Business Office or, if None, Residence:

200 W Madison Suite 2500
Chicago, IL 60606



Item 2(c).
Citizenship:

United States

Item 2(d).
Title of Class of Securities:

Common Shares, $0.01 par value

Item 2(e).
CUSIP Number:


69423U305

Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)
|_|
Broker or dealer registered under Section 15 of the Act.

(b)
|_|
Bank as defined in Section 3(a)(6) of the Act.

(c)
|_|
Insurance company as defined in Section 3(a)(19) of the Act.

(d)
|_|
Investment company registered under Section 8 of the Investment Company Act.

(e)
|x|
An investment adviser in accordance with Rule 13d-1(b)(1) (ii)(E);

(f)
|_|
An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)
|_|
A parent holding company, in accordance with Rule 13d-1(b)(ii)(G);

(h)
|_|
A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)
|_|
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)
|_|
Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 69423U305
13G
Page 4 of 5 Pages

Item 4.
Ownership.





Provide the following information regarding the aggregate number and percentage of the class of securities identified in Item 1.


(a)
Amount beneficially owned:

4,073,641.

(b)
Percent of Class

8.17%

(c)
Number of shares as to which such person has:


(i)
Sole power to vote or to direct the vote

4,073,641
(ii)
Shared power to vote or to direct the vote

0
(iii)
Sole power to dispose or to direct the disposition of

4,073,641

(iv)
Shared power to dispose or to direct the disposition of

0

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]

Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.
Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.
Identification and Classification of Members of the Group.

Not applicable

CUSIP No. 69423U305
13G
Page 5 of 5 Pages


Item 9.
Notice of Dissolution of Group.

Not applicable

Item 10.
Certification.


SIGNATURE

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 18, 2019
 (Date)


Paul Wascher___________________________
(Signature)


Paul Wascher Director Compliance
(Name/Title)